UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27465 (Commission File Number)	26-1469061 (I.R.S. Employer Identification No.)
2802 North Howard Avenue
Tampa, Florida 33607
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 920 - 9435

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02(a)                 Termination of a Material Definitive Agreement

See Item 7.01 Regulation FD Disclosure.

Item 7.01                      Regulation FD Disclosure

Innovative Software Technologies, Inc. (the "Company") executed an agreement for the acquisition of all of the outstanding shares of Live Riot Inc. a Delaware corporation (“Live Riot”) through the Agreement and Plan of Reorganization, dated September 11, 2013 (the "Agreement") (reference the Company's filing on Form 8-K dated September 16, 2013).  The Company had determined that the acquisition of Live Riot was not significant under Section 11-01(b) of Regulation S-X.

The former shareholders of Live Riot (the " LR Shareholders") were to deliver the assignment to the Company of a certain provisional patent that had been filed under their individual names (the "Assignment") following the acquisition.  The LR Shareholders have failed to deliver the Assignment.  Pending the delivery of the Assignment, the Company had withheld delivery to the LR Shareholders the equity specified in the Agreement.

The Company intends to negotiate a rescission agreement with the LR Shareholders (the "Rescission"), which Rescission shall include reimbursement to the Company of expenditures relating to the Agreement including salaries paid the LR Shareholders and legal and other costs.  The Company estimates the total reimbursement amount to be approximately $28,000.  Should the Company and the LR Shareholders fail to reach a rescission agreement acceptable to the Company, we intend to pursue legal action against the LR Shareholders for the total reimbursement amount and for all additional legal fees incurred in this matter.  There can be no assurance that the Company will reach an acceptable rescission agreement with the LR Shareholders and there can be no assurance that the Company will be successful in pursuing legal action against the LR Shareholders for reimbursement of funds.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

By: /s/ Peter M. Peterson
Peter M. Peterson
Chief Executive Officer

Date: November 12, 2013